Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-284907 on Form S-3 and Registration Statement Nos. 33-49050, 33-58402, 33-64689, 333-02607, 333-06996, 333-17367, 333-43647, 333-94139, 333-51922, 333-61010, 333-62358, 333-89314, 333-104099, 333-115347, 333-155380, 333-161986, 333-163891, 333-173725, 333-214818, 333-233917, 333-255625, 333-264323, and 333-267480 on Form S-8 of our report dated February 13, 2025, (December 4, 2025, as to the effects of discontinued operations) relating to the consolidated financial statements of Kimberly-Clark Corporation and subsidiaries, appearing in this Current Report on Form 8-K dated December 4, 2025.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Dallas, Texas
December 4, 2025